EX-35.5
(logo) WACHOVIA SECURITIES

Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2007, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, KEYCORP Real Estate Capital Markets, Inc., as Master Servicer, Wachovia Bank, National Association, as Master Servicer, ING Clarion Partners, LLC., as Special Servicer, and Wells Fargo Bank, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.11 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer,that is applicable during the period from May 1, 2007 to December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period May 1, 2007, through December 31, 2007;


IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association